Exhibit 99.1

Net1 files for declaratory order with South African High Court to provide certainty on interpretation of recent regulations adopted under the Social Assistance Act

Johannesburg, June 3, 2016 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today announced that it has filed for a declaratory order with the High Court of the Republic of South Africa Gauteng Division, Pretoria, to provide certainty to the Company, as well as other industry stakeholders, on the interpretation of the Social Assistance Act of 2004 (the “Act”) and recent Regulations promulgated in terms thereof (the “Regulations”). The Regulations limit direct deductions from social grants paid to beneficiaries. The Company interprets the meaning of the word “deductions” to be specific to the practice of collecting life insurance premiums from grants, before the grants are paid to social welfare beneficiaries’ bank accounts, and is of the opinion that the legislature did not intend to curtail the right of beneficiaries to transact freely once the money is deposited into their bank accounts.

Currently, grant beneficiaries effect more than 15 million debit transactions per month, involving more than 1,300 financial services and product providers. According to SASSA’s statistics, 18,800 transactions were disputed during the 2015/16 fiscal year, which is far below the 0.5% industry benchmark for disputed transactions and represent less than 0.01% of all debit transactions processed during the period.

However, SASSA seeks to lend a broader interpretation to the meaning of the term “deductions” to incorporate any debit orders, EFT debits, purchase transactions, or fund transfers that are effected after the transfer of social grants to beneficiaries’ bank accounts. If SASSA’s interpretation were to prevail, debit transactions could no longer be used as a method for beneficiaries to make regular payments for financial services such as insurance premiums, loan re-payments, cell phone contracts, money transfers or any other recurring payments. The Company believes that forcing beneficiaries to pay for these products or services in cash would be a major setback to the national objective of financial inclusiveness, introduce financial and security risks for beneficiaries and result in significant price increases for these products and services.

The Company further believes that SASSA’s interpretation of the Act and the Regulations is erroneous for a number of reasons including, but not limited to, its belief that such an interpretation violates beneficiaries’ constitutional rights by limiting their fundamental right to enter into contracts and that such interpretation impermissibly encroaches on the jurisdiction and powers of the South African Reserve Bank and the Payments Association of South Africa, which regulate the national payment system. SASSA's interpretation effectively prohibits the social welfare recipient community from enjoying the benefits of a convenient, low-cost, reliable and ubiquitous payment system that enables the recipients to procure financial services at highly competitive rates.

The Company expects the application to be heard before the end of June.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties, including statements relating to the timing or substance of any High Court ruling. A discussion of various factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com